UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2023

MIDDLEFIELD BANC CORP.

(Exact name of registrant as specified in its charter)

Ohio	001-36613	34-1585111
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

15985 East High Street, Middlefield, Ohio 44062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 632-1666

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	MBCN	The NASDAQ Stock Market, LLC (NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2023, Senior Vice President, Chief Financial Officer and Treasurer Donald L. Stacy announced his plans to retire from Middlefield Banc Corp. (“Middlefield” or the “Company”) and from The Middlefield Banking Company the (“Bank”), the Company’s wholly owned bank subsidiary, as of April 30, 2023. Mr. Stacy will remain as Senior Vice President, Chief Financial Officer and Treasurer of the Company. and Senior Executive Vice President and Treasurer of the Bank until his retirement.

Mr. Stacy’s decision to retire is due to personal reasons and is not the result of any disagreement with Middlefield.

The Company and Mr. Stacy have entered into a Consulting Agreement pursuant to which, commencing May 1, 2023, Mr. Stacy shall provide transition and other services to the Company through December 31, 2023 (the “Consulting Period”). During the Consulting Period, Mr. Stacy will make fully available the knowledge, information, and skills developed or acquired by Mr. Stacy during his employment with the Company and will provide training and advice to Mr. Stacy’s successor and such other services as may be reasonably requested by the Company from time to time. For the services performed during the Consulting Period, the Company shall pay Mr. Stacy the gross sum of $10,000 per month. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement filed as Exhibit 99.1 hereto and incorporated herein by reference. Provided that Mr. Stacy performs in accordance with the terms of the Consulting Agreement, upon expiration of the Consulting Agreement on December 31, 2023, Mr. Stacy will be eligible to receive a bonus of up to $60,000 in the sole discretion of the Board of Directors.

The Board of Directors has appointed Michael C. Ranttila, 49, to serve as Chief Financial Officer, Treasurer and Senior Vice President of the Company, effective upon Mr. Stacy’s retirement. Mr. Ranttila joined the Bank in October 2017 as Senior Vice President of Finance and was appointed as Chief Financial Officer of the Bank on November 19, 2019. On May 11, 2022, Mr. Ranttila was appointed Vice President of Finance for the Company.

Mr. Ranttila will continue to receive an annual base salary of $260,000 and is eligible for annual incentive compensation under the Bank’s Annual Incentive Plan, based upon the achievement of individual and Company performance objectives as determined by the Board of Directors. Mr. Ranttila is party to a Change in Control Agreement with Middlefield, dated as of August 19, 2019, and an Executive Deferred Compensation Agreement, dated as of December 15, 2020, with the Bank.

There are no arrangements or understandings between Mr. Ranttila and any other person(s) pursuant to which Mr. Ranttila was selected as an officer. There are no family relationships between Mr. Ranttila and any of the Company’s directors or executive officers. The Company has not entered into any transactions with Mr. Ranttila that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Additional details may be found in the press release attached as Exhibit 99.2 to this report which is hereby incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1     Consulting Agreement by and between Middlefield Banc Corp., its subsidiaries and affiliates and Donald L. Stacy.

99.2     Text of Press Release dated February 13, 2023 titled “Middlefield Banc Corp. Senior Vice President, Chief Financial Officer and Treasurer Announces Plans to Retire”

104     Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MIDDLEFIELD BANC CORP.

February 13, 2023	By:	/s/ James R. Heslop, II
James R. Heslop, II
Its: Chief Executive Officer